Exhibit 4

AGREEMENT OF SALE AND PURCHASE

THIS Agreement of Sale and Purchase (this "Agreement") is made this 21st of February 2023, between Amir Ahmed Abu Ghazaleh, a Jordanian national ("Seller"), and Oman International Development and Investment Co. SAOG, a public joint stock company established under the laws of the Sultanate of Oman, having Commercial Registration No. 1173774, with its address registered at PO Box 3886, Postal Code 112, the Sultanate of Oman ("Buyer" and, together with Seller, the "Parties").

WHEREAS;

A.	Seller owns 1,823,467 shares (the "Shares") of common stock of International General Insurance Holdings Ltd., a Bermuda exempted company ("IGI"), which is an SEC registrant whose common stock is listed with The Nasdaq Stock Market LLC under the symbol "IGIC"; and

B.	Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares upon the terms and conditions of this Agreement (the "Contemplated Transaction").

NOW THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties have agreed to the following terms and conditions:

1.	SALE AND PURCHASE OF THE SHARES

Upon the terms, and subject to the satisfaction of the conditions, set forth in this Agreement, Seller agrees to sell, and Buyer agrees to purchase, the Shares, free and clear of any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest or other encumbrance (each, an "Encumbrance") (other than restrictions on transfer arising under applicable state or federal securities laws).

2.	PURCHASE PRICE AND CLOSING

2.1	The purchase price for the Shares shall be US$8.70 per share, for an aggregate of US$15,864,162.90 ("Aggregate Purchase Price").

2.2	The closing of the Contemplated Transaction (the "Closing") shall take place remotely via exchange of documents and signatures by conference call or electronic means, as mutually agreed by the Parties, no later than the third business day following the satisfaction or waiver of the conditions set forth in this Agreement or such other date as agreed between the Parties (the "Closing Date").

2.3	On the Closing Date, (a) Buyer shall pay, or cause to be paid, the Aggregate Purchase Price to Seller in cash by wire transfer of immediately available funds to the account provided by Seller; and (b) Seller shall deliver to Buyer in its name the Shares in book entry form in Buyer's account with Continental Stock Transfer & Trust ("Continental").

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3.	REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer, as follows:

3.1	Seller has the requisite power, authority and capacity to enter into this Agreement, to perform his obligations hereunder, and to consummate the Contemplated Transaction. The execution, delivery and performance of this Agreement by Seller, and the consummation of the Contemplated Transaction, do not and will not (a) conflict with or result in a breach or violation of, or constitute a default under (with or without notice or lapse of time, or both) or (b) give rise to a right of termination, cancellation, modification or acceleration of any liability or loss of any benefit, in either case, under (i) any contract under which Seller is bound or (ii) to Seller's knowledge, any law, order, judgment or decree applicable to Seller.

3.2	Seller is the lawful, record and beneficial owner of all the Shares, free and clear of any Encumbrance or other transfer restrictions, rights of first offer, rights of first refusal, buy-sell rights, pooling arrangements, lock-ups or any similar rights held by Seller or any third party (other than restrictions on transfer arising under applicable state or federal securities laws). Except pursuant to this Agreement, there is no agreement pursuant to which Seller has, directly or indirectly, granted any option, warrant or other right to any person to acquire the Shares or any interest therein.

3.3	This Agreement, upon execution and delivery by Seller, will constitute the valid and legally binding obligations of Seller, enforceable against Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors' rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.4	Except for any that may have been obtained or made prior to the Closing, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority or other third party is required on the part of Seller in connection with the consummation of the transactions contemplated by this Agreement.

3.5	IGI has not notified Seller of any suspension of Seller's ability to freely resell the Shares to Buyer pursuant to the resale registration statement on Form F-3 (Reg. No. 333-254986) with a related prospectus filed pursuant to Rule 424(b)(1) dated November 3, 2021 (the "Registration Statement").

3.6	Seller acquired and fully paid for the Shares greater than one year prior to the date hereof.

3.7	Seller is not now, and has not been during the preceding three months, an officer, trustee or more than 10% shareholder of IGI, nor has Seller been during the preceding three months an affiliate of IGI.

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3.8	Buyer's counsel may counsel rely upon the completeness and accuracy of the statements contained herein.

4.	REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Buyer, as follows:

4.1	Buyer has the requisite power, authority and capacity to enter into this Agreement, to perform its obligations hereunder, and to consummate the Contemplated Transaction. The execution, delivery and performance of this Agreement by Buyer, and the consummation of the Contemplated Transaction, do not and will not (a) conflict with or result in a breach or violation of, or constitute a default under (with or without notice or lapse of time, or both) or (b) give rise to a right of termination, cancellation, modification or acceleration of any liability or loss of any benefit, in either case, under (i) any contract under which Buyer is bound (ii) any provision of Buyer's organizational documents, or (iii) to Buyer's knowledge, any law, order, judgment or decree applicable to Buyer.

4.2	This Agreement, upon execution and delivery by Buyer, will constitute the valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors' rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.3	Except for any that may have been obtained or made prior to the Closing, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority or other third party is required on the part of Buyer in connection with the consummation of the transactions contemplated by this Agreement.

4.4	Buyer has access to sufficient cash resources to consummate the Contemplated Transaction.

4.5	Buyer has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Shares and has the ability to bear the economic risks of its prospective investment in the Shares and can afford a complete loss of its investment.

4.6	Buyer is currently located outside of the United States and negotiated this Agreement outside of the United States.

5.	COVENANTS

5.1	Subject to the terms and conditions of this Agreement, from the date of this Agreement, each of the Parties shall use its commercially reasonable efforts to take or cause to be taken all actions, to file or cause to be filed all documents, to give or cause to be given all notices to governmental authorities, to obtain or cause to be obtained all authorizations, consents, waivers, approvals, permits or orders from governmental authorities, and to do or cause to be done all other things necessary, proper or advisable, in order to consummate and make effective the Contemplated Transaction (including satisfaction, but not waiver, of the conditions set forth in Section 6), provided that under no circumstances shall any Party hereto or any of their subsidiaries be required to make any payment to secure any consent.

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5.2	The Parties shall each use commercially reasonable efforts to cooperate to procure the satisfaction of the conditions set forth in Section 6, including but not limited to promptly providing information reasonably necessary to make any notification or filing required by any relevant regulations and for the issuance of any legal opinion required in connection with the Contemplated Transaction or providing any information or documents requested by Continental.

5.3	In the event of any subsequent transfer of the Shares, if any, Buyer shall comply with the transfer restrictions described in the direct registration book entry account statement in Buyer's account with Continental or set forth on any stock certificate representing the Shares, to the extent such restrictions remain in effect, and will give to each person to whom it proposes to transfer Shares notice of such restrictions on transfer of such Shares.

5.4	To extent required by IGI or Continental, the Parties shall each cooperate in causing any legal opinions, certifications or other evidence, as necessary, to be delivered to IGI and/or Continental, to be dated as of or prior to Closing, in a form that is reasonably satisfactory to IGI and Continental and the relevant Party, which enable each of IGI and Continental to determine that the Shares may be transferred from Seller to Buyer either pursuant to an effective registration statement or pursuant to Rule 144 under the U.S. Securities Act of 1933, as amended.

6.	CONDITIONS

The obligations of Buyer to consummate the Contemplated Transaction is subject to the satisfaction (or waiver by Buyer in its sole discretion) of the following conditions as of or prior to the Closing Date:

6.1	Buyer shall have received from Seller a duly executed stock power evidencing the transfer of the Shares to Seller, with the signature of Seller, if required by Continental, guaranteed by an "eligible guarantor institution" under the Security Transfer Agent Medallion Program; and

6.2	Buyer shall have received confirmation from Continental that it has received the stock power and representation letter and that it will effectuate the transfer of the Shares to Buyer.

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7.	MISCELLANEOUS

7.1	This Agreement constitutes the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes any and all prior understandings, agreements, negotiations and discussions, both written and oral, between the parties hereto with respect to the subject matter hereof.

7.2	All costs and expenses, including, fees and disbursements of counsel, advisors and brokers incurred in connection with this Agreement and the Contemplated Transaction shall be borne by the Party incurring such costs and expenses.

7.3	Neither party may assign any of the respective rights hereunder without the prior written consent of the other, provided that Buyer may assign any of the rights and delegate the obligations hereunder to any of its affiliates.

7.4	This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed and delivered by each party hereto. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

7.5	Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

7.6	This Agreement, the rights arising hereunder and all actions arising in connection with the transactions contemplated hereby will be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New York.

7.7	Each Party hereby acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of Party agrees that the other Party will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof. Each Party further agrees that, in the event of any action for an injunction or specific performance in respect of any such breach, he, she or it shall not assert that a remedy at law would be adequate and hereby waives any defenses in any action for specific performance that money damages would be adequate.

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7.8	Subject to Section 7.7, any unresolved controversy or claim arising out of or relating to this Agreement shall be submitted to arbitration by one arbitrator mutually agreed upon by the Parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the "AAA"), then by one arbitrator having reasonable experience in securities transactions and who is chosen by the AAA. The arbitration shall take place in New York, NY in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the New York Code of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceeding.

7.9	Any term of this Agreement may be amended or terminated only with the mutual written consent of the Parties. Any term of this Agreement may be waived by the Party against whom such waiver is sought to be enforced.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been signed by the parties hereto as of the date first above written.

BUYER

Oman International Development and Investment Co. SAOG

By:	/s/ Abdulaziz Al Balushi
Name:	Abdulaziz Al Balushi
Title:	GCEO

By:	/s/ Sanjay Kawatra
Name:	Sanjay Kawatra
Title:	Deputy GCEO

SELLER

/s/ Amir Ahmed Abu Ghazaleh
Amir Ahmed Abu Ghazaleh

[Signature Page to Agreement of Sale and Purchase]